UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

SOFTBRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SOFTBRANDS, INC.
Two Meridian Crossings
Suite 800
Minneapolis, MN 55423

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 21, 2005

To the Stockholders of
SOFTBRANDS, INC.:

The Annual Meeting of Stockholders of SoftBrands, Inc. will be held on Tuesday, June 21, 2005, at Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402 at 10:00 a.m. for the following purposes:

1)                                      To elect two Class III directors;

2)                                      To approve the grant of discretionary authority to our Board of Directors to amend our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio within the range of from one-for-three to one-for-five at any time prior to March 31, 2006;

3)                                      To approve an amendment to the SoftBrands, Inc. 2001 Stock Incentive Plan increasing the number of shares of common stock reserved for issuance under the plan by 1,000,000 shares; and

4)                                      To consider such other matters as may properly come before the meeting or any adjournments thereof.

Only holders of record of our common stock and series B convertible preferred stock at the close of business on April 29, 2005, will be entitled to receive notice of and to vote at the meeting.  Stockholders who do not expect to attend the meeting in person are urged to fill in, date, sign and promptly return the proxy in the enclosed envelope.  If you later desire to revoke your proxy, you may do so at any time before it is exercised.

By Order of the Board of Directors

David G. Latzke
Secretary

Minneapolis, Minnesota
May 18, 2005

SOFTBRANDS, INC.
Two Meridian Crossings
Suite 800
Minneapolis, MN 55423

PROXY STATEMENT

Annual Meeting of Stockholders to be held
on June 21, 2005

We have prepared this proxy statement on behalf of our Board of Directors for use in soliciting proxies for our Annual Meeting of Stockholders to be held Tuesday, June 21, 2005.  The Annual Meeting will be held at Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402.  We will bear the cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting of Stockholders and this Proxy Statement.  We have not retained a proxy solicitation agent or any other consulting firm to assist us with the proxy process.  Instead, our officers or other regular employees may solicit proxies in person, by mail, telephone or facsimile, but will not receive any special compensation for these services.  If we are unable to obtain an adequate vote on any matter to be voted upon at the meeting, we may retain a proxy solicitation agent and pay the fees of the agent.

We believe that the only matters that will be presented at the annual meeting are:

•                  the election of two Class III directors;

•                  the authorization of our Board of Directors to adopt a proposed amendment to our Second Restated Certificate of Incorporation to effect a reverse stock split; and

•                  an amendment to our 2001 Stock Incentive Plan to increase the number of shares available under the plan.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THESE PROPOSALS.

We have mailed a copy of our Form 10 registration statement with this proxy statement.  The Form 10 contains our financial statements and related information for the fiscal year ended September 30, 2004.  We are mailing this Proxy Statement, proxy form and Form 10 on or about May 18, 2005.

VOTING RIGHTS AND PROCEDURES

If you return a signed and dated proxy form, we will vote your shares in the manner that you have directed.  If you complete the proxy form but do not direct us how to vote, we will vote your shares for the election of the nominees for director, for the reverse stock split, and for the amendment to the 2001 Stock Incentive Plan.  The designated proxies named in the enclosed proxy form will have authority to vote in accordance with their judgment on any other matter that is presented at the annual meeting. Holders of a majority of our outstanding common stock and series B convertible preferred stock, considered as a single class on an as-if-converted basis, must be present or represented by proxy at the annual meeting to constitute a quorum.  Cumulative voting is not permitted in the election of directors.  If you “withhold vote for” one or more directors, we will consider your shares present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of the election of the directors for whom you have abstained.  If a broker submits a proxy that indicates the broker does not have discretionary authority to vote shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote on the matters voted on at the meeting.  You may revoke your proxy at any time before the meeting by delivering to our corporate secretary a written notice of termination of the proxies’ authority or a signed proxy bearing a later date, or by attending the meeting and voting in person.

You must be a holder of record of our common stock or series B convertible preferred stock at the close of business on April 29, 2005, to be entitled to receive notice of and to vote at the meeting.  On March 25, 2005, we had 40,030,000 shares of common stock and 4,331,540 shares of series B convertible preferred stock outstanding.  Each outstanding share of common stock is entitled to one vote, and each share of series B convertible preferred stock is entitled to one vote for each share of common stock into which it may be converted (currently 1 for 1).

PROPOSAL 1:  ELECTION OF DIRECTORS

We have a “classified” board of directors, which means that approximately one-third of our directors are elected at each annual meeting of stockholders and serve for terms of three years or until their successors are elected and qualified.  Accordingly, you are being asked to vote at the annual meeting for directors whose terms are scheduled to expire at the annual meeting of stockholders in 2008.

Two persons have been nominated for election to our Board of Directors at the Annual Meeting for terms expiring in 2008: George Ellis and Dann Angeloff.  The following information is furnished with respect to each nominee and each incumbent director as of March 31, 2005:

Nominees for Class III Directors – Term Ending 2008

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since

George H. Ellis 56

Mr. Ellis has been our Chairman and Chief Executive Officer since we were formed and was Chairman and Chief Executive Officer of AremisSoft Corporation‡ from October 2001 to July 2002. From April 1999 until February 2001, Mr. Ellis also served on the board of directors of AremisSoft. From 1996 through 1999, he was a full-time law student and business consultant, providing consulting services to various technology-related companies. Previously, Mr. Ellis served as chief financial officer of Sterling Software, Inc., chief financial officer and founder of Sterling Commerce, Inc., a spin-off of Sterling Software, and executive vice president and chief operating officer of the Communities Foundation of Texas. Mr. Ellis, a CPA and an attorney, is currently a member the board of directors of NEON Systems, Inc. and PeopleSupport, Inc. and serves on the advisory boards of the law school at Southern Methodist University, The Entrepreneurs Foundation of North Texas, and Dallas Social Venture Partners.

December 2001

Dann V. Angeloff 68†*#

Mr. Angeloff has served as one of our directors since we were formed and served as a director of AremisSoft‡ from April 1999 through August 2002. He is the founder and president of The Angeloff Company, a corporate financial advisory firm, a position he has held since 1976. He also currently serves as a director of Public Storage, Inc., a New York Stock Exchange listed company, Nicholas/Applegate Growth Equity Fund, Bjurman Barry Funds, Ready Pac Foods and various private companies. He is currently chairman and past president of the Southern California Chapter of the National Association of Corporate Directors.

December 2001

Incumbent Directors – Class II – Term Ending 2007

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since
Jeffrey Vorholt†# 51

Mr. Vorholt has served as one of our directors since August 2002. Mr. Vorholt, a CPA and an attorney, has been a visiting instructor of accountancy at Miami University (Ohio) and an adjunct professor of accountancy at Xavier University since November 2001. He was chief financial officer of Structural Dynamics Research Corporation, a public software company, from 1994 until its sale to Electronic Data Systems Corporation in November 2001. From 1991 to 1994, Mr. Vorholt was senior vice president of accounting and information systems at Cincinnati Bell Telephone Company and was senior vice president, a director and chief financial officer of Cincinnati Bell Information Systems Inc. (now Convergys) from 1991 to 1994. Mr. Vorholt also serves as a director and chairman of the Audit Committee of ABX Air, Inc.

August 2002

Incumbent Directors–Class I – Term Ending 2006

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since
Elaine Wetmore*† 43

Ms. Wetmore has served as one of our directors since August 2002. Ms. Wetmore has been the treasurer since 2003, and chief executive officer from 2001 to 2002 of the Austin Entrepreneurs Foundation, a charitable foundation, and also serves as an adjunct professor of finance and marketing at St. Edwards University. From 1998 until its sale in January 2000, she was president and chief operating officer of Knowledge Discovery One, Inc., a venture-backed technology start-up. Ms. Wetmore also served as vice president and chief financial officer of Tivoli Systems, Inc., a subsidiary of IBM, until 1998.

August 2002

Randal B. Tofteland 45

Mr. Tofteland has been a director since August 2004, our President and Chief Operating Officer since October 2003, was our Senior Vice President of Manufacturing Operations from December 2001 until October 2003 and was President of our manufacturing operations from the date of Fourth Shift’s acquisition by AremisSoft in April 2001 until December 2001. Mr. Tofteland joined Fourth Shift Corporation in 1997 and served as chief operating officer when Fourth Shift was acquired by AremisSoft in April 2001. He served as president of MedVision, Inc. from 1994 to 1997 and held various management roles with GE Medical Systems from 1982 to 1994.

August 2004

†          Member of Audit Committee.

*         Member of Compensation Committee.

#         Member of Nominating and Corporate Governance Committee.

‡          We were a subsidiary of AremisSoft Corporation until August 2002 when AremisSoft’s Plan of Reorganization under Chapter 11 of the Bankruptcy Code was approved.  Both Mr. Ellis and Mr. Angeloff served as directors of AremisSoft and assisted in developing the plan for, and filing for, such bankruptcy.  A more detailed description of these relationships is contained under the caption “Certain Transactions” of this proxy statement.

The persons named in the accompanying proxy form will vote the proxies held by them in favor of the nominees named above as Class III directors, unless otherwise directed.  If either nominee for director is unavailable for any reason, the proxy forms will be voted in accordance with the best judgment of the named proxies.  Our Board of Directors has no reason to believe that any candidate will be unavailable.

The Class III directors will be elected by a plurality of the votes cast.  Our Board of Directors unanimously recommends a vote “for” each of the nominees.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES, AND
OTHER CORPORATE GOVERNANCE MATTERS

Our Board

Under the Delaware General Corporation Law, and our Second Restated Certificate of Incorporation and Bylaws, our business and affairs are managed under the direction of our Board of Directors.  Our Board currently consists of five members, two of whom are standing for reelection at the Annual Meeting.  We require that a majority of the members of our Board of Directors be “independent” within the meaning of the requirements of the Nasdaq Stock Market listing standards.  Our Board of Directors has concluded that each of Mr. Angeloff, Mr. Vorholt, and Ms. Wetmore, constituting a majority of our Board, is independent within the meaning of the Nasdaq Marketplace Rules.

During the fiscal year ended September 30, 2004, there were 10 meetings of our Board and all but one director, who missed a single meeting, attended all of the meetings.  Our independent directors meet in separate, executive session without management or management directors as part of each regular meeting of the Board and met in executive session five times during fiscal 2004.

We require that all Board members use their best efforts to attend our annual stockholder meeting.  Each of our nominated and incumbent directors attended the annual meeting held on July 28, 2004.

Committees of our Board

Our Board has three committees:  An Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has a written charter.  Copies of these charters are posted on our website at www.softbrands.com.  Additionally, the Audit Committee’s charter is attached as Exhibit A to this proxy statement.

Audit Committee.  Our Audit Committee assists our Board in overseeing and monitoring our accounting and financial reporting processes, audits of our financial statements, the independence and performance of our independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee has sole authority to appoint, determine funding for, retain and oversee our independent registered public accounting firm and to pre-approve all audit services and permissible non-audit services. It is our policy to present to the entire committee proposals for all audit services and permissible non-audit services prior to engagement.

Our Audit Committee currently consists of Mr. Vorholt (Chair), Mr. Angeloff and Ms. Wetmore, each of whom is an “independent director” within the meaning of Section 301 of the Sarbanes-Oxley Act of 2002 and Nasdaq listing standards applicable to audit committees.  Our Board of Directors has identified both Mr. Vorholt and Ms. Wetmore as an “audit committee financial expert” within the definition recently established by the Securities and Exchange Commission.  The Audit Committee met seven times during the fiscal year ended September 30, 2004 and each member of the Committee attended all meetings.

Compensation Committee.  Our Compensation Committee establishes the compensation of our executive officers, including our Chief Executive Officer, administers our stock-based benefit plans, including our 2001 Stock Incentive Plan, and makes recommendations to our Board regarding director compensation.  The Compensation Committee currently consists of Mr. Angeloff (Chair) and Ms. Wetmore, each of whom is an independent director under Nasdaq listing standards.  The Compensation

Committee met nine times during the fiscal year ended September 30, 2004, and both members of the Committee attended all meetings.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends to the Board nominees to fill vacancies in membership of the Board as they occur, recommends to the Board guidelines on corporate governance, leads the Board in an annual review of its performance and recommends directors to be appointed to Board committees.  Our Nominating and Corporate Governance Committee currently consists of Mr. Angeloff (Chair) and Mr. Vorholt.  The Nominating and Corporate Governance Committee met two times during the fiscal year ended September 30, 2004, and both members of the Committee attended both meetings.

We generally require that each Director be an individual of the highest character and integrity, have substantial experience which is of particular relevance to SoftBrands, have sufficient time available to devote to our affairs, and represent the best interests of all our stakeholders, including our stockholders.  The Nominating Committee has discretion as to the determination of which individuals will best fit these criteria.  The Nominating Committee will consider the recommendations from stockholders as to director nominations, but has absolute discretion as to whether to recommend any individual for nomination.

Other Corporate Governance Matters

Our Code of Conduct.  We adopted a formal corporate compliance program, including a formal Code of Conduct, in 2002.  The Code of Conduct is applicable to all of our officers, directors and employees, including our senior financial officers. It is the responsibility of any employee, officer or director to report any violations of our code of conduct to our compliance committee, and of our compliance committee to present those violations to our Audit Committee for corrective action.  Our Code of Conduct is available on our website at www.softbrands.com.

Communication With Our Board. The Board of Directors has implemented a process by which stockholders may send written communications to the Board’s attention.  Stockholders of the Company may send written communications to the Board of Directors or any individual director by sending such communications addressed to the SoftBrands, Inc.. Board of Directors c/o SoftBrands Corporate Secretary, Two Meridian Crossings, Suite 800, Minneapolis, MN 55423.  All such communications will be compiled by the Secretary and submitted to the Board or individual director on a periodic basis.

Compensation of Our Independent Directors.  Each of our directors who is not also an employee receives director fees of $25,000 per annum, plus $2,000 per meeting for each of up to four meetings attended in person, and $3,500 per meeting for each meeting in excess of four attended per year.  Directors also receive $1,500 for each meeting attended by conference telephone.  Each member of a committee of the Board receives a fee of $1,000 per meeting, the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee receive an additional annual fee of $4,000, and the chair of the Audit Committee receives an additional annual fee of $6,000.  Each outside director receives options to purchase 50,000 shares of our common stock at the then market value upon initial election to the Board, and options to purchase an additional 20,000 shares on July 31 of each year, provided they continue to serve as a director at that time.

Executive Officers

Our current executive officers include Mr. Ellis, Mr. Tofteland and David G. Latzke, 45, our Senior Vice President, Chief Financial Officer and Secretary since December 2001.  Mr. Latzke was also appointed chief financial officer of AremisSoft effective August 1, 2001 to replace the financial officer that resigned and served in that role until August 2002.  Mr. Latzke joined Fourth Shift Corporation, a publicly held software company in 1993 and was its chief financial officer until it was acquired by AremisSoft in April 2001.  Prior to his tenure at Fourth Shift, Mr. Latzke was a ten-year veteran of Arthur Andersen, in its audit and business advisory group.

EXECUTIVE COMPENSATION

Compensation Committee Report of the Board of Directors

The Compensation Committee of our Board of Directors, a committee consisting of two independent, non-employee directors, approves the compensation for our executive officers and the Board of Directors ratifies the decisions of the Compensation Committee.  The Compensation Committee also administers, with respect to all eligible recipients, our 2001 Stock Incentive Plan.  The members of our Compensation Committee during fiscal 2004 included Mr. Angeloff (Chair) and Ms. Wetmore.

Compensation Philosophy and Objectives.  The primary objectives of our executive compensation program are to:

•                                          Reward the achievement of corporate and individual performance goals;

•                                          Provide compensation that enables us to attract and retain key executives; and

•                                          Provide a total compensation package that is aligned with our performance and the interests of our stockholders.

Our Compensation Committee met in September and October 2003 to consider compensation decisions for the 2004 fiscal year, reviewed proposals from management and compared the compensation of our executives to statistical information provided by a compensation consultant.  We changed fiscal years in 2003, but had established compensation for executives for the twelve months ended December 31, 2003.  Accordingly, the compensation decisions in 2003 related primarily to the nine month period ended September 30, 2004.

                In general, the Compensation Committee established a two-part cash compensation plan consisting of base pay and an incentive bonus based upon plan attainment.  The Compensation Committee also granted options to executives during fiscal 2004 that were designed to compensate for the absence of option grants in fiscal 2003 and place executives in a position commensurate with similarly situated executives.

Base Salary.  At the suggestion of Mr. Ellis, the Compensation Committee considered the salaries of our three principal executives in the context of the increasing operational role assumed by Mr. Tofteland in fiscal 2004.  Mr. Ellis recommended a decrease in his own base salary and the Committee set Mr. Ellis’ salary for the nine months ended September 30, 2004 at an annualized rate of $300,000, which represented a 8.3% decrease.  The base salary of Mr. Latzke was maintained during 2004 at the same level as in 2003 and Mr. Tofteland’s base salary was increased by approximately 10%.

Bonus.  The Compensation Committee established a bonus program for the year ended September 30, 2004, based on achievement of budgeted EBITDA.  The bonus program was designed to provide substantial incentive to perform and, when combined with base salary, fairly compensate executives for such performance.  The program required that we generate EBITDA of at least 90% of budgeted EBITDA for any bonus to be payable.  At this 90% level, the executives were entitled to 50% of their targeted bonus.  The bonus increased linearly from 50% for performance at 90% of budgeted EBITDA to 100% for performance at budgeted EBITDA.  We achieved 105% of budgeted EBITDA for the period ending September 30, 2004.  Accordingly, bonuses of $264,080, $290,444, and $184,812 were earned by Messrs. Ellis, Tofteland and Latzke, respectively.

Long-term incentive.  We use options granted under our 2001 Stock Incentive Plan as our primary long-term incentive.  Each executive received option grants in 2002 at above market exercise prices ($3.00 per share).  No options were granted as part of the compensation plan for the year ended December 31, 2003.

We reviewed the equity ownership and the incentive presented by the 2002 options when we considered compensation for the 2004 fiscal year.  Our compensation consultant provided information which compared not only the proportionate equity ownership of our executives to the equity ownership of executives in comparable companies, but the value of the options held by our executives to the value of options received by similarly situated executives.  In part because the options granted in 2002 were substantially above market, the statistical information indicated that the value of options provided to our executives as an incentive was substantially below the value provided to executives in comparable companies.  Based on this data, we granted options to purchase 500,000 shares (approximately 1.25% of outstanding shares) to each of Mr. Ellis and Tofteland and 200,000 shares to Mr. Latzke.

Dann V. Angeloff, Chairman
Elaine Wetmore

Summary Compensation Table

The cash and non-cash compensation that we have paid during the fiscal year ended September 30, 2004, or that was earned by, our Chief Executive Officer and our other executive officers is detailed in the following table:

						Long-Term Compensation
		Annual Compensation				Awards	Payouts
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation	Securities Underlying Options(#)	LTIP Payouts	All Other Compen- sation
George H. Ellis, Chairman and CEO	2004	$306,250	$380,747	(1)	—	500,000	—	$3,383	(2)

Randal B. Tofteland President and COO	2004	$268,750	$290,444		—	500,000	—	$3,383	(2)

David G. Latzke SVP, CFO & Secretary	2004	$225,000	$243,145	(1)	—	200,000	—	$4,290	(2)

(1)          Bonus includes, for Mr. Ellis $116,667, and for Mr. Latzke $58,333, awarded in connection with the successful AremisSoft reorganization in 2002 and paid in 2004.

(2)          Consists of company contributions to a 401(k) savings plan.

Long-Term Incentive Plan Awards/Employment Agreements

Other than our 2001 Stock Incentive Plan, we do not maintain any long-term incentive plans.

We have employment agreements with each of our executives.  The employment agreements are substantially similar except with respect to compensation and severance.  Each agreement provides for:

•                                          A one year term, automatically renewed unless terminated on 60 days notice;

•                                          A minimum annual salary, that has been periodically increased by the compensation committee since the date of the employment agreements, of $260,000 for Mr. Ellis (as of January 1, 2002), $275,000 for Mr. Tofteland (as of January 1, 2004) and $225,000 for Mr. Latzke (as of January 1, 2002);

•                                          Bonus participation, plus reimbursement of expenses, vacation, standard medical and health benefits, and allowances for both tax planning and health insurance reimbursement;

•                                          If terminated by SoftBrands without cause, payment of all accrued salary and all bonuses, severance equal to a multiple of salary plus health benefits and acceleration of all non-vested stock options;

•                                          Severance equal to a higher multiple of salary plus health benefits if terminated by SoftBrands without cause, or by the executive for good reason, after a change of control;

•                                          A covenant not to compete during employment and for one year after termination;

•                                          Confidentiality and intellectual property assignment obligations.

Mr. Ellis’s employment agreement provides that on a termination not for cause prior to a change of control, he is entitled to a one time lump sum cash payment of $400,000, and continued health benefits until the later of new employment or one year.  In addition, Ellis is entitled to a severance payment of three times annual salary, plus a tax gross-up for any excise tax payable, in the event of termination after a change of control.  Mr. Tofteland’s employment agreement provides that, if terminated prior to a change in control, he is entitled to a lump sum payment equal to one times his annual salary plus annual targeted bonus, and after a change of control, a lump sum payment equal to twice the sum of his annual salary plus the amount of his targeted bonus.  Mr. Latzke’s employment agreement provides for severance equal to one year’s salary upon termination not for cause prior to a change of control, and two times the average of his salary during the past five years after a change of control.

Stock Options

We grant options from time to time under our 2001 Stock Incentive Plan.  Our Compensation Committee may grant stock options to our executive officers, other employees and consultants under the 2001 Stock Incentive Plan.

The following table provides information about options that we granted during fiscal 2004 to the executive officers named in the summary compensation table:

Option Grants in Fiscal 2004

	Number of				Potential Realizable Value
	Securities	Percent of			at Assumed Annual Rates
	Under-	Total Options			of Stock Price
	Lying	Granted To	Exercise		Appreciation for Option
	Options	Employees in	Price	Expiration	Term (1)
Name	Granted	Fiscal 2004	($/Share)	Date	5% ($)	10% ($)
Mr. Ellis	500,000	15.8%	$1.50	2/24/14	$471,671	$1,195,307
Mr. Tofteland	500,000	15.8%	1.50	2/24/14	471,671	1,195,307
Mr. Latzke	200,000	6.3%	1.50	2/24/14	188,688	478,122

(1)                  These amounts represent the realizable value of the subject options from the last sale value, as reported in the Pinksheets, immediately preceding the date of grant ($1.50) until termination, without discounting to present value, assuming appreciation in the market value of the common stock from the market price on the date of grant at the rates indicated.  Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions.  The amounts reflected in this table may not necessarily be achieved.

The following table sets forth information with respect to options exercised during 2004 and held by our executive officers:

Aggregated Option Exercises in 2004 and Option Values as of September 30, 2004

			Number of Securities Underlying		Value of Unexercised In-
	Shares		Unexercised Options at		the-Money Options at
	Acquired	Value	September 30, 2004		September 30, 2004 (1)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Ellis	—	—	—	1,650,000	—	$0
Mr. Tofteland	—	—	—	1,100,000	—	$0
Mr. Latzke	—	—	—	800,000	—	$0

(1)                  All of such options were under water at September 30, 2004.

Equity Compensation Plan Information

The following table describes shares of our common stock that are available for purchase under outstanding options, or reserved for issuance under options or other rights that may be granted in the future, under our equity compensation plans:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding those reflected in column (a))
Equity compensation plans approved by security holders
2001 Stock Incentive Plan	9,966,000	$2.21	1,404,000
Equity compensation plans not approved by security holders	—	—	—
Total	9,966,000	$2.21	1,404,000

CERTAIN TRANSACTIONS

AremisSoft Corporation

Background.  SoftBrands was a subsidiary of AremisSoft Corporation, a company purportedly engaged in the development and international sale of software, until August 2002.  SoftBrands was formed as a subsidiary of AremisSoft Corporation primarily to serve as a holding company for Fourth Shift Corporation and certain hospitality assets.  Fourth Shift, a software company formed in 1984 that provided enterprise resources planning software to manufacturing concerns became our principal operating subsidiary, SoftBrands Manufacturing, Inc.

According to its filings with the SEC, AremisSoft was formed in Great Britain in the 1980s, acquired a number of small software companies engaged in developing and selling software for manufacturing, healthcare, hospitality and construction applications in the 1990s, and merged with a US shell corporation in October 1997.  AremisSoft completed a public offering in the United States in April 1999 and was a public reporting company from that time until July 2002.

AremisSoft engaged in a series of transactions prior to April 2001, primarily in Europe, the Middle East and India, as part of an “Emerging Markets Group,” that gave rise to a series of lawsuits alleging violation of securities laws starting in May 2001.  In particular, in 2000 AremisSoft reported that it had entered into a contract with the Bulgarian National Health Insurance Fund that it claimed would generate revenue of $35 million, and purported to have completed a number of acquisitions in India and the Middle East.  The New York Times reported in early May 2001, that it could not substantiate the existence of the Bulgarian contracts.  This article resulted in a dramatic decrease in the share price of AremisSoft, the filing of several class action lawsuits and the commencement of an investigation by the Enforcement Division of the SEC against AremisSoft in late May 2001.

In response to these events, the outside directors of AremisSoft retained in late May 2001, Davis Polk & Wardwell as outside counsel to investigate the allegations against AremisSoft on behalf of the corporation.  Outside counsel sought information from the Chairman and CEO, Lycourgos Kyprianou, and the CFO, Michael Tymvious, both of whom then resided in Cyprus, in June and July 2001.  No information was provided and instead, Mr. Tymvious resigned in mid-July and Mr. Kyprianou resigned on July 29, 2001.  Further, M.C. Matthews, a resident of India who was purportedly the President of the Emerging Markets Group, as well as his key financial staff who purportedly compiled AremisSoft’s financial information, resigned in early August 2002.

In early August 2001, the outside members of the board of directors of AremisSoft appointed David Latzke, who had been the Chief Financial Officer of Fourth Shift Corporation, Chief Financial Officer of AremisSoft.  With Mr. Latzke’s assistance, the Board retained Deloitte & Touche, in addition to Davis Polk, to assist with a forensic investigation of AremisSoft’s finances.  In part because Mr. Latzke was not comfortable with the financial information formerly reported by AremisSoft, AremisSoft did not file its Form 10-Q for the quarter ended June 30, 2001, or for any subsequent quarters.  Because of the publicity regarding the pending investigation and lawsuits, and the failure to file reports, the Nasdaq suspended AremisSoft’s trading privileges in late July, and terminated those privileges in late August 2001.

The class action lawsuits against AremisSoft were consolidated into a class action entitled In re AremisSoft Securities Litigation in the United States District Court for New Jersey in August 2001.  Although several derivative suits were also filed in this period, these suits were voluntarily dismissed by the plaintiffs.  In re AremisSoft Securities Litigation, which alleged damages exceeding $500,000, continued as the principal action against AremisSoft and its officers.

On September 30, 2001, Roys Poyadjis, the individual who had functioned with Lycourgos Kyprianou as Co-CEO of AremisSoft during 1999 and 2000, and the last remaining member of senior management of AremisSoft, resigned and, based on available information, also moved to Cyprus.

The Securities and Exchange Commission brought a civil injunctive action in Federal District Court for the Southern District of New York against AremisSoft on October 1, 2001 alleging that AremisSoft overstated the value of its contracts, revenues and acquisitions, and against Mr. Kyprianou and Mr. Poyadjis for insider trading and fraud.  Immediately after this filing, AremisSoft dismissed its former corporate counsel and retained new corporate counsel.  AremisSoft also appointed George Ellis, who had been a director of AremisSoft in the past, as its new Chief Executive Officer.  AremisSoft, under this new management, sought to cooperate with the SEC regarding the civil injunctive action.  On October 19, 2001, the federal court issued a preliminary injunction against AremisSoft from further violations of the reporting obligations under federal securities law and against Poyadjis and Kyprianou from such violations and from destroying documents.  The injunction also required the freezing of overseas assets held in trust for the members of Mr. Poyadjis’ family and required the assets to be repatriated.

Under new management, AremisSoft incorporated SoftBrands on October 15, 2001 as a vehicle to attempt to isolate the ongoing business operations of AremisSoft that had not been associated with the pre-April 2001 events and Emerging Markets Group, including principally Fourth Shift Corporation.  AremisSoft also continued the forensic investigation.  Under the direction of Mr. Ellis and Mr. Latzke, and after completion of the forensics work, AremisSoft reported in December 2001 that it could not substantiate roughly $89 million of the $123 million of revenue reported by AremisSoft for the year ended December 31, 2000.

On December 13, 2001, AremisSoft contributed all of the capital stock of Fourth Shift to SoftBrands and established the board, officers and capitalization of SoftBrands.  Effective December 31, 2001, AremisSoft also transferred to SoftBrands other assets of AremisSoft that new management believed were not associated with the events that occurred prior to April 2001.  These assets consisted primarily of United States hospitality software operations that had been acquired in late 2000 and early 2001, and AremisSoft’s historical hospitality operations headquartered in Great Britain.  SoftBrands continued as a wholly-owned subsidiary of AremisSoft until August 2002.

Bankruptcy.  Starting in January 2002, management of AremisSoft met with class action counsel to attempt to resolve the pending securities class action, and met with the SEC to discuss resolution of the pending enforcement action and the potential for separating SoftBrands and resuming public reporting.  In part as an outgrowth of these meetings, AremisSoft filed for protection under Chapter 11 of the Federal Bankruptcy Code on March 15, 2002. The bankruptcy filing was prompted by the size of the class action litigation and with the full participation of class action counsel.  With the assistance and participation of class counsel, AremisSoft filed a Joint Plan of Reorganization on March 23, 2002 with the United States District Court for New Jersey.  SoftBrands joined in the Plan of Reorganization as a proponent.  This Plan of Reorganization called for the settlement of the class action litigation entitled In re AremisSoft Securities Litigation by distribution to members of the plaintiff class of (i) shares of SoftBrands and (ii) interests in a liquidating trust formed to pursue AremisSoft’s continuing claims against former officers, contractors, professionals and consultants. In July, the eligible class members approved the Plan of Reorganization and the United States District Court for New Jersey approved the Plan subject to several conditions.

On July 22, 2002, the SEC civil injunctive action against AremisSoft was settled, and AremisSoft consented to a permanent injunction against itself, its subsidiaries (including SoftBrands) and its officers, directors and subsidiaries from violation of certain provisions of Federal Securities Law, including primarily the reporting obligations.  Simultaneously, the SEC commenced, and AremisSoft consented to settlement of, an administrative proceeding revoking, in accordance with Section 12(j) of the Securities Exchange Act of 1934, the registration of AremisSoft’s common stock under Section 12(g) of that Act.

The remaining conditions to the Plan of Reorganization were satisfied, and it became effective, on August 2, 2002.  As a result of the Plan of Reorganization, SoftBrands, Inc., then a subsidiary of AremisSoft, was spun-off to former AremisSoft stockholders and class action claimants, and a liquidating trust was established to pursue additional claims that AremisSoft held against the two former officers, its accountants and certain others.  In accordance with court direction, distribution of SoftBrands shares to former AremisSoft stockholders was completed in July 2003.  Distribution of SoftBrands shares by class representatives to class claimants was completed in April 2004.

In accordance with the Plan of Reorganization, SoftBrands retains a 10% interest in net collections, after expenses, by the liquidating trust.  Through December 31, 2004, we had received distributions totaling $2,915,000 from the trust.  We have been advised, however, that the liquidating trust has reached settlement in one of the actions it is pursuing and anticipates, in accordance with that settlement, a substantial collection within the next several months.  We have not been advised as to the precise amount of the anticipated collection, the exact timing of the collection, or whether the liquidating trust will make an immediate distribution to its beneficiaries and SoftBrands.

Capital Resource Partners

Effective November 26, 2002, we borrowed $20 million from Capital Resource Partners IV, L.P., an institutional investor that had no relationship with SoftBrands prior to this transaction, pursuant to a Senior Subordinated Note and Warrant Purchase Agreement and a Senior Subordinated Note that bears interest at 12.5% per annum.  As partial consideration for such borrowings, we issued to CRP a warrant to purchase up to 6,956,715 shares of our common stock at a price of $.57 per share, representing 12.5% of our fully diluted equity. The note is secured by substantially all of our assets, and substantially of the assets of our principal operating subsidiaries.

The purchase agreement includes financial covenants that require SoftBrands to generate minimum EBITDA, maintain fixed charge coverage ratios, the levels of which increase over time, and limit operating lease and capital expenditures.  Violation of these covenants would allow CRP to declare our borrowings due and to force us to repurchase its warrants.  During fiscal 2003 we had a covenant violation which was subsequently waived.  In November 2003, we amended the purchase agreement to provide, among other things, an increase in the interest rate to 14%, to reset the financial covenants, to decrease the exercise price of the warrant to $.40 and to shorten the duration of the subordinated notes.

Because CRP had the right to force us to repurchase its original warrant at market value (determined with reference to the trading price of our common stock), until August 2004 we were required to recognize finance expense on a quarterly basis for accounting purposes to reflect the repurchase right when the market price of our common stock increased.  In order to avoid this continuing expense, on August 18, 2004 we exchanged, for CRP’s existing warrant, (i) a new warrant to purchase 4,016,518 shares of common stock at $1.06 per share that did not carry the repurchase right, and (ii) 4,335,540 shares of our Series B Convertible Preferred Stock.  We recognized $1,845,000 of financing expense, net of the value assigned to the warrant, because of this exchange.

In accordance with the purchase agreement, CRP has the right to appoint one of our directors, or to appoint a representative to attend all of our board and committee meetings.  Until September 2003, CRP had appointed Robert Ammerman to our Board.  Since September 2003, Mr. Ammerman has resigned and instead exercises CRP’s visitation rights to attend Board meetings.  We paid CRP a total of $40,000 in director and board visitation fees during the fiscal year ended September 30, 2004 and issued to CRP director options totaling 20,000 shares.  We also have an obligation under an associated agreement to allow CRP to include some of the shares it acquires on exercise of the warrants or conversion of the preferred stock in registration statements that we might file, and to file registration statements on CRP’s behalf if it so requests.

Under the note and warrant purchase agreement, CRP has the right to purchase a pro rata portion (based on its percentage ownership on a fully converted basis) of any securities we offer or sell in a private transaction, excepting options to purchase up to 8,400,000 shares of common stock.  Because we have granted options for in excess of 8,400,000 shares, we have been obliged to issue to CRP options representing its pro rata portion of the excess.  Through December 31, 2004, CRP had the right to receive options to purchase 232,186 shares under that provision, 207,353 of which were issued in the year ended September 30, 2004.

During the fiscal year ended September 30, 2004, and without including the finance expense we recognized for the value of the new preferred stock and warrants or the additional options we granted, we paid CRP a total of $2,847,000 in interest, and $100,000 in costs and fees.

Agreement with Info-Quest

Info-Quest SA is a Greek corporation that held approximately 13.5% of the outstanding shares of AremisSoft.  Info-Quest had acquired these shares in several transactions in 1999 and 2000 in which it also entered into a stockholder agreement with AremisSoft that provided Info-Quest with registration rights and board visitation rights.  In place of the agreement it held with AremisSoft, and as an inducement to cooperate with the reorganization of AremisSoft that resulted in our spin-off as an independent company, we entered into an agreement with Info-Quest SA in May 2002 and amended that agreement in November 2002 and April 2005.  The agreement, as amended, provides that Info-Quest is entitled to (i) demand and incidental registration rights and (i) preemptive rights to purchase, based on the proportionate ownership by Info-Quest of SoftBrands common stock, securities we issue in private offerings.  Although the agreement originally provided Info-Quest the right to appoint a director to our Board, the April 2005 amendment eliminated this right and David Samuel, the individual who had served as a Board member at the nomination of Info-Quest, resigned shortly thereafter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table provides information at March 31, 2005, about the ownership of our common stock by each person known to us to beneficially own 5% or more of our common stock, by each of our directors, and by each of our executive officers.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Robert Ammerman Capital Resource Partners IV, L.P. 85 Merrimac Street, Suite 200 Boston, Massachusetts 02114	8,445,061	(2)	17.3%

Info-Quest SA 25 Pantou Street 17671 Kallithea, Athens, Greece	4,050,659		10.1%

Milberg Weiss Bershad & Schulman LLP One Pennsylvania Plaza 49th Floor New York, New York 10119	2,966,667		7.4%

George H. Ellis	1,279,554	(3)	3.1%

Dann V. Angeloff	314,589		*

Jeffrey Vorholt	70,000		*

Elaine Wetmore	70,000		*

Randal B. Tofteland	725,000		1.8%

David G. Latzke	650,894		1.6%

All directors and executive officers as a group (7 people)	3,180,037		7.4%

*                 Less than 1%

(1)          Includes for Mr. Ellis 1,275,000 shares, for Mr. Angeloff 310,000 shares, for Mr. Vorholt 70,000 shares, for Ms. Wetmore 70,000 shares, for Mr. Tofteland 725,000 shares, for Mr. Latzke 650,000 shares and for all directors and executive officers as a group, 3,100,000 shares that may be purchased upon exercise of options.

(2)          Consists of warrants to purchase 4,016,518 shares of common stock, options to purchase 97,023 shares of common stock and 4,331,540 shares of Series B Preferred Stock, initially convertible into 4,331,540 shares of common stock.  See the discussion under “Certain Transactions” below.

(3)          Includes 1,377 shares held in trust or custodial or trust accounts for Mr. Ellis’ spouse and children.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater-than ten percent stockholders are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended September 30, 2004 all necessary parties have complied with all Section 16(a) filing requirements applicable to its officers, directors and greater-than ten percent beneficial owners.

PROPOSAL 2: PROPOSAL TO AMEND OUR SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT A
RATIO WITHIN THE RANGE FROM ONE-FOR-THREE TO ONE-FOR-FIVE AT
ANY TIME PRIOR TO MARCH 31, 2006

Our Board of Directors has unanimously adopted a resolution seeking stockholder approval to amend our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock.  If the reverse stock split is approved by the stockholders, the Board of Directors may subsequently effect the reverse stock split based upon any ratio in the range from one-for-three to one-for-five, with the exact ratio to be established within this range by the Board of Directors in its sole discretion at the time it elects to effect the split.  Approval of this proposal would give our Board of Directors authority to implement the reverse stock split at any time prior to March 31, 2006.  In addition, notwithstanding approval of this proposal by our stockholders, the Board of Directors would have discretion determine not to effect, and abandon, the reverse stock split without further action by our stockholders.

If our stockholders approve the reverse stock split proposal and our Board of Directors decides to implement it, we will file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Second Amended and Restated Certificate of Incorporation.  The reverse stock split, if implemented, would not change the number of authorized shares of common stock or the par value of our common stock.  Except for any changes as a result of the treatment of fractional shares, each holder of our common stock will hold the same percentage of common stock outstanding immediately after the reverse stock split as such stockholder held immediately prior to the split.

Background

Our common stock is not currently traded on any exchange.  It has been our objective since our separation from AremisSoft in August 2002 to resume public reporting and to facilitate quotation or listing of our common stock on Nasdaq or a national exchange.  Our shares of common stock are widely held by individuals who acquired them as a result of equity positions in AremisSoft that they, in turn, acquired in the public markets.  We believe that it is in the best interest of those stockholders to establish an efficient and liquid market in our shares, and in the best interest of SoftBrands to facilitate a market that properly values its securities and allows it better access to the public equity markets.

Although our common stock is traded in the Pinksheets, those trades represent trades between stockholders and third parties on an individual transaction basis. Pinksheets displays sale prices, and volume information for transactions with market makers in over-the-counter (“OTC”) equity securities.  We believe that Pinksheets is not an efficient market, is not as readily accessible a quotation medium as Nasdaq or exchange trading, and generally is viewed as a trade listing service for companies that have lesser potential.

It is a prerequisite for listing on a national exchange or on Nasdaq that a company’s common stock be registered under Section 12 of the Securities Exchange Act of 1934, and it is prerequisite for registration under Section 12 for a company with more than $25 million of market capitalization that the company be able to produce and file audited financial statements for a full three fiscal years.  Further, it is a requirement for a company with more than 500 holders of record and $10 million of assets as of the end of any fiscal year to file for registration under Section 12.  We had more than 500 holders of record for the first time at the end of our 2004 fiscal year and were able to provide a full three years audited financial statements as of the close of that year.  We filed a Form 10 on January 14, 2005 and our registration under Section 12(g) became effective on March 15, 2005.

Purpose

We are seeking approval of the reverse stock split to return our share price to a price level that will satisfy the minimum bid price requirements for listing our common stock on either the Nasdaq Stock Market or AMEX, as discussed below, and also to increase the price of our common stock to a range that might make it more attractive for institutional investors.

Listing Criteria.  In addition to registration under Section 12, Nasdaq and each of the national exchanges has both qualitative and quantitative listing criteria that must be satisfied before they will accept a listing application.  For the Nasdaq, the listing category under which we would apply would require that we maintain both market capitalization of at least $75 million and a bid price of at least $5.00 for a period of 90 consecutive trading days prior to our application.  Under an alternative listing standard, the market capitalization criteria would be eliminated, but we would be required to have $30 million in stockholders’ equity.  Our stock has traded in the range of $1.75 to $2.28 for the past 90 days, our market capitalization has ranged from approximately $70 million to $91 million for the past 90 days, and our stockholders’ equity was approximately $2.8 million at December 31, 2004.

The proposed reverse stock split would, assuming efficient adjustment in and no market deterioration in our stock price, help us meet the bid price requirement.  We would, however, before we made application to the Nasdaq under these criteria, be required to maintain a bid price of above $5.00 for 90 consecutive trading days after the reverse split, and also maintain our market capitalization at above $75 million for that 90 days, or increase our stockholder’s equity by $27.2 million.

There are several quantitative standards under AMEX that we believe we could, with some additional steps, satisfy.  Under two of these standards, we would be required to maintain a minimum bid price of $3.00 per share or more for the five trading days ending the week before our application is submitted.  The reverse split would, assuming efficient adjustment in and no market deterioration in our stock price, help us meet the bid price requirement.  We would, however, before we made application to AMEX under these criteria, be required to have stockholders’ equity of at least $4 million, or maintain market capitalization, for the same five days, of $75 million. There is another listing standard, however, that does not require a minimum bid price, but requires net stockholders’ equity of $4 million, $50 million in market capitalization, 800 public shareholders and 500,000 shares publicly held, and a market value of public float of $15 million.  We believe that we meet all but the stockholders’ equity requirement of this standard.  It is possible that, if we receive a substantial distribution from the AremisSoft liquidating trust, we will satisfy the stockholders’ equity requirement and that we would not need to effect a reverse split to achieve listing.  Our Board of Directors would have discretion, however, to determine that, even if the split was not required for listing, it would be beneficial to shareholders for the reasons discussed in “Other Factors” below.

Based on these criteria and our current capitalization and stockholders’ equity, we anticipate applying to the AMEX rather than the Nasdaq.  Such application could, even after the reverse stock split, require us to take additional steps to increase our stockholder’s equity or market capitalization and both the AMEX and the Nasdaq apply more substantive criteria to listing applications.  Accordingly, we cannot assure you that, even if the reserve stock split is approved and implemented, we would be able to obtain the approval of Nasdaq or AMEX for the listing of our common stock.

Other Factors.  We also believe that a higher share price, one that is more typical of the share prices of other widely-owned public companies, might help generate more investor interest in our common stock and result in lower transaction costs for investors. We believe that institutional investors and investment funds are generally reluctant to invest in lower-priced stocks. In addition, our common stock may not appeal to brokerage firms that do not provide research coverage of lower-priced stocks and are reluctant to recommend lower-priced securities to their clients. Further, we believe that brokerage firms are dissuaded from making a market in stocks with bid prices below $5 because of the requirements of federal securities law.

Risks of the Reverse Split

The reverse stock split might not increase our bid price to the price required for listing.  We cannot be certain whether the reverse stock split would increase the trading price for our common stock to the range we desire.  The history of similar stock splits for companies in like circumstances is varied.  We cannot assure you that:

•                                          the trading price per share of our common stock after the reverse stock split will rise in proportion to the reduction in the number of pre-split shares of common stock outstanding before the reverse stock split;

•                                          the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; and

•                                          the market price per post-split share would either exceed or remain in excess of the $5.00 minimum bid price as required by Nasdaq or the $3.00 minimum bid price as required by AMEX, or that we would otherwise meet the requirements of Nasdaq or AMEX for inclusion for trading on Nasdaq or AMEX.

Our stock price will be influenced by other factors. The market price of our common stock will be based primarily on our performance and other factors, some of which are unrelated to the number of shares outstanding.  If our financial performance, product development, market development or other business performance does not comport with expectations of the financial community, our stock price could decline to a price that is inadequate to support a listing application.

The reverse split could decrease, rather than increase, liquidity of our stock. If the reverse stock split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split.  Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

The reverse stock split could result in your owning an “odd lot.”  The reverse stock split could result in some stockholders owning “odd lots” of less than one hundred (100) shares of our common stock on a post-split basis.  Odd lots may be more difficult to sell, or may require greater transaction costs per share to sell than do “board lots” of even multiples of one hundred (100) shares.

Impact of the Reverse Stock Split if Implemented

If approved by our stockholders and effected, the reverse stock split would occur simultaneously for all shares of our common stock and the reverse split ratio would be the same for all of those shares.  The reverse stock split would affect all our stockholders uniformly and would not affect any stockholder’s percentage ownership interest in SoftBrands, except with respect to adjustments for fractional interests.  In addition, the reverse stock split would not affect any stockholder’s proportionate voting rights, subject to the treatment of fractional shares.  Each share of our common stock outstanding after the reverse stock split will be entitled to one vote and will remain fully paid and non-assessable.  Fractional shares of common stock will not be issued as a result of the reverse stock slit, but instead, any fractional share interests resulting from the reverse stock split will be rounded upward to the nearest whole share.  Share interests due to rounding will be granted to stockholders solely to save us the expense and inconvenience of issuing fractional shares or cash in lieu of fractional shares, and do not represent separately bargained-for consideration.

The principal effects of the reserve stock split will be that:

•                                          the number of shares of our outstanding common stock will be reduced from approximately 40 million to a range of approximately 8 million to 13.4 million shares, depending on the reverse stock split ratio determined by our Board of Directors;

•                                          the exercise price and the number of shares of common stock issuable under our outstanding warrants, options, and preferred stock will be proportionately adjusted upon the reverse stock split based on the reverse stock split ratio, the same ratio used with regard to common stock outstanding; and

•                                          the number of shares reserved for issuance under our 2001 Stock Incentive Plan will be reduced from 11.4 million to a range of approximately 2.28 million to 3.8 million, depending on the reverse stock split ratio determined by our Board of Directors.

Effect on Voting Rights.  Proportionate voting rights and other rights of the holders of our common stock would not be affected by the reverse stock split.  For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of common stock.  Although the reverse stock split would not affect the rights of stockholders or any stockholder’s proportionate equity interest in SoftBrands, the number of authorized shares of our common stock would not be reduced and would increase significantly the ability of the Board to issue such authorized and unissued shares without further stockholder action.  We do not expect that the number of stockholders of record would be materially affected by the reverse stock split.

Effect on SoftBrands Employees and Directors of SoftBrands.  If you are a SoftBrands employee, the number of shares reserved for issuance under SoftBrands’ existing stock option plans will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors. In addition, the number of shares issuable upon the exercise of options and the exercise price for such options will be adjusted based on the reverse stock split ratio selected by the Board of Directors.

Effect on Registered and Beneficial Shareowners.  Upon a reverse stock split, we intend to treat stockholders holding our common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered shareowners whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered Certificated Shares.  Some of our registered stockholders hold all their shares in certificate form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate, you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system.

SHAREOWNERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Authorized Shares.  Upon the effectiveness of the reverse stock split, the number of authorized shares of SoftBrands common stock that are not issued or outstanding would increase due to the reduction in the number of shares of SoftBrands common stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors. As of March 1, 2004, we had 110 million shares of authorized common stock and approximately 40 million shares of common stock issued and outstanding.  If the reverse split is approved and implemented, we will continue to have 110 million shares of authorized common stock but will have only 8 million to 13.3 million shares outstanding.  Accordingly, the reverse split, if approved and implemented, will increase our authorized but unissued shares of common stock by 26.7 million to 32.2 million shares. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. The issuance in the future of additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock.

Potential Antitakeover Effect.  The effective increase in the number of authorized, but unissued, shares of our common stock may be construed as having an anti-takeover effect. Although we are not proposing the reverse stock split for this purpose, we could, subject to our Board’s fiduciary duties and applicable law, issue a large block of common stock to dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of SoftBrands with another company. Other than the proposal for the reverse stock split, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Restated Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of SoftBrands.

Procedure for Effecting Reverse Stock Split

If our stockholders approve the proposal to authorize the reverse stock split and our Board of Directors decides to implement the reverse stock split at any time prior to March 31, 2006, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Restated Certificate of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is set forth in Exhibit A to this proxy statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split.

Dissenters Rights of Appraisal

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to the reverse stock split, and we would not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of the material federal income tax consequences of the reverse stock split to the our stockholders who are United States citizens and hold our common stock as a capital asset.  This discussion is based upon the Internal Revenue Code of 1986, as amended, United States Treasury regulations under the Code, and rulings and decisions that are now in effect.  The code, regulations, rulings and decisions and are subject to change or to different interpretations that could have retroactive effect.  It does not address taxpayers subject to special treatment under federal income tax laws, such as insurance companies, financial institutions, dealers in securities, mutual funds, tax-exempt organizations, taxpayers that are treated as partnerships for federal income tax purposes and taxpayers that are subject to the alternative minimum tax.  In addition, this discussion does not apply to stockholders who acquired their shares of common stock upon the exercise of employee stock options or otherwise as compensation for services or who hold their common stock as part of a hedge, straddle or conversion transaction.

The tax consequences of the reverse stock split under state, local and foreign laws are not addressed in this discussion.  No opinion of counsel or ruling from the Internal Revenue Service has been or will be sought, and this discussion is not binding on the Internal Revenue Service.

Each stockholder should consult its own tax advisors regarding the federal income tax consequences of the reverse stock split, and regarding any state, local or foreign tax consequences based on the stockholder’s particular facts and circumstances.

We believe that stockholders should not recognize any gain or loss in the reverse stock split.  A stockholder’s aggregate tax basis in its shares of post-split shares should be equal to its aggregate tax basis in the pre-split shares that are exchanged, and a stockholder’s holding period for the post-split shares should include the period during which the pre-split shares surrendered in exchange were held.  However, the IRS may take the position that the receipt of additional shares in lieu of fractional shares is a taxable dividend, in which case a stockholder would recognize dividend income equal to the fair market value of the additional shares received. Stockholders should consult their own tax advisors regarding the tax consequences to them in such case.

Vote Required

The affirmative vote of holders of a majority of the voting power of the shares of common stock and series B convertible preferred stock, voting as a single class, present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this Proposal 2.

Our Board of Directors recommends that you vote “FOR” Proposal 2.

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO OUR 2001 STOCK INCENTIVE
PLAN

Our Board of Directors has unanimously approved, subject to approval by our stockholders at the annual meeting, an amendment to our 2001 Stock Incentive Plan that will increase by 1,000,000 shares (prior to giving effect to the Reverse Split described in proposal (2) above) the number of shares reserved for issuance under the plan.  Although the plan reserves a total of 11,400,000 shares for issuance under awards (including options) granted under the plan, at March 15, 2005, there remained only 1,404,000 shares available under for future grant.

Purpose of the Amendment

We use stock-based incentives as the primary means of long-term incentive for our employees and as a means of tying employee compensation to our performance and the value we generate to stockholders based on the market price of our common stock.  We issued options both as an incentive for future performance, and to retain employees, in 2002 when our then holding company was in bankruptcy proceedings.  A significant portion of the options granted in 2002—options for 4,620,000 shares—were issued with an exercise price that was substantially above market price at the time they were granted and that continues to be well above the trading range of our common stock.  We made additional broad option grants in early calendar 2004 when our shares became more actively traded in the over-the-counter market.

We believe that stock based incentives are an important ingredient in the compensation packages for executive, technical and other personnel of most publicly traded corporations.  Without the ability to grant additional stock-based incentives, we do not believe that we would have the appropriate tools to compete with other technology companies for the talented technical, sales and management personnel we need to succeed.  Although we have limited our recommendation for amendment to the plan reservation to the number of shares that we believe are necessary for stock-based incentive grants for the next few years, without this amendment we believe we will be placed in a difficult position in attracting and retaining employees.

Administration of, and awards granted under, the incentive plan.

The incentive plan is administered by our compensation committee.  The compensation committee has the authority to select the individuals to whom awards are granted, to determine the types of awards granted and the number of shares of common stock covered by each award, to set the terms and conditions of the awards, to determine whether the payment of any amounts received under any award may be deferred, and to establish rules for the administration of the incentive plan.

Although the incentive plan permits our compensation committee to grant a variety of different types of awards, including stock appreciation rights (SARs), restricted stock and restricted stock units, performance awards, and dividend equivalents, all of the awards we have made under the incentive plan have been stock options.  Our compensation committee may grant incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code, and stock options that do not meet those requirements (non-qualified stock options).  The exercise price per share under any stock option, and the grant price of other awards under the incentive plan, may not be less than 100% of the fair market value of our common stock on the date of the grant.  Determinations of fair market value under the incentive plan are made in accordance with methods and procedures established by the compensation committee.

Most of the options granted employees under the plan have been incentive stock options granted at a price equal to or greater than fair market value on the date of grant and that expire ten years from the date of grant.  Most options vest in annual increments of 25% of the shares subject to the option.  We have a policy to automatically grant to new directors a nonqualified option to purchase 50,000 shares of common stock when they are first elected to the board, and to grant to continuing directors on July 31 of each year an option to purchase an additional 20,000 shares of our common stock.  These director options have an exercise price equal to or greater than market value on the date of grant, are vested with respect to 1/3 of the shares on the date of grant and with respect to an additional 1/3 in each of the two following years and expire 10 years from the date of grant.

With the adoption in December 2004 of new accounting pronouncements, we will be required to reflect compensation expense in our income statement whenever stock based incentives vest for our first annual fiscal period after June 15, 2005—for our 2006 fiscal year.  We are currently studying the impact of this accounting change on our projected results of operations with a view to determining whether other stock-based incentives, including restricted stock units or other performance based awards, would be a more efficient means of providing an equivalent incentive to our executives and employees.

Any of our employees, officers, directors, consultants or independent contractors is eligible to receive a stock-based award under the incentive plan.  During the past two years, we have granted options primarily to management employees and directors.  The incentive plan prohibits us from granting to employees any award for more than 2,000,000 shares in the aggregate in any calendar year.  This annual limitation, which is intended to allow us to continue to deduct these awards as compensation expense if their value exceeds $1 million, specifically includes the grant of any “performance-based awards” within the meaning of Section 162(m) of the Internal Revenue Code.

Income Tax Affects

We do not expect the grant of stock options to result in any tax consequences for the recipient or to us.  The holder of an incentive stock option will have no taxable income when the option is exercised (except that the alternative minimum tax may apply), and we will receive no tax deduction when an option is exercised.  The holder of a nonqualified option (an option that does not qualify as an incentive stock option) will recognize ordinary income when the option is exercised equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price.  We will be entitled to a tax deduction when a nonqualified option is exercised for the same amount, provided that the general rules concerning deductibility of compensation are satisfied.  The tax consequences to an optionee of a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether the shares were acquired by exercising an incentive stock option or a nonqualified stock option.  Generally, there will be no tax consequence to us in connection with a disposition of shares acquired under an option, except that we may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding period has been satisfied.

At the time an SAR is granted, an optionholder will not recognize any taxable income.  At the time of exercise of an SAR, the optionholder will recognize ordinary income equal to the cash or the fair market value of the shares received.  Any additional gain recognized on a subsequent sale or exchange of the shares will not be compensation income but generally will qualify as a capital gain.  We will generally be allowed an income tax deduction in the amount that, and for our taxable year in which, the optionholder recognizes ordinary income upon the exercise of an SAR.

The tax consequences of restricted stock and performance awards—which we refer to collectively as “deferred awards”—are similar.  At the time a deferred award is granted, a recipient will not recognize any taxable income.  At the time a deferred award matures or “vests,” the recipient will recognize ordinary income equal to the cash or fair market value of the shares received.  Any additional gain recognized on a subsequent sale or exchange of the shares will not be compensation income but will be treated as capital gain if, as is usually the case, the shares are held as a capital asset.  Under Section 83(b)

of the Internal Revenue Code, a recipient of a restricted stock award may elect, not later than 30 days after the grant of restricted stock, to include as ordinary income the fair market value of the stock at the grant date.  If a Section 83(b) election is made, any future appreciation in the value of the stock will be capital gain.  If the stock is forfeited under the terms of the restricted stock award, the recipient will not be allowed a tax deduction with respect to the forfeiture.  We generally will be allowed an income tax deduction in the amount that, and for our taxable year in which, a recipient recognizes ordinary income pursuant to a restricted stock award or performance award, but only if we properly report such income to the Internal Revenue Service or withhold income tax as required under the Code.

Vote Required

The affirmative vote of holders of a majority of the voting power of the shares of common stock and series B convertible preferred stock, voting as a single class, present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this Proposal 3.

Our Board of Directors recommends that you vote “FOR” Proposal 3.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our management is responsible for our internal controls and our financial reporting process.  Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements.  The Audit Committee’s responsibility is to monitor and oversee these processes.

Our Audit Committee has met and held discussions with our management and our independent accountants.  Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent accountants.  The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Our independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm’s independence.  The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants’ independence.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended September 30, 2004 be included in our Form 10 filed with the Securities and Exchange Commission on January 14, 2005.

Members of the Audit Committee

Jeffrey Vorholt (Chair)
Dann V. Angeloff
Elaine Wetmore

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

We have not yet selected independent auditors for the fiscal year ending September 30, 2005 but have engaged PricewaterhouseCoopers LLP to conduct procedures in connection with our quarterly financial statements, to provide tax consulting and to assist us with tax filings.  Representatives of PricewaterhouseCoopers LLP, which has served as our independent accountants since 2002, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Independent Accountant Fees and Services.

The following is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the fiscal year ended September 30, 2004:

Fee Category	2004 Fees

Audit Fees	$563,919
Audit-Related Fees	15,417
Tax Fees	288,615
All Other Fees	242,162
Total Fees	$1,110,113

Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consolidations in connection with internal controls and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning, as well as some personal tax preparation services for US personnel working on our behalf overseas. These services include assistance regarding federal, state and international tax compliance, tax audit defense, custom and duties, acquisitions and divestitures and international tax planning.

All Other Fees consist of fees for products and services other than the services reported above.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING

Any stockholder wishing to include a proposal in our proxy solicitation materials for our next annual meeting of stockholders must submit the proposal for consideration in writing to our Corporate Secretary at our principal executive offices, Two Meridian Crossings, Suite 800, Minneapolis, MN 55423, no later than January 6, 2006.

Pursuant to our Bylaws, in order for business to be properly brought before the next annual meeting by a stockholder, or in order for a nominee for director to be considered at the next annual meeting, the stockholder must give written notice of the stockholder’s intent to bring a matter before the annual meeting, or nominate the director, no later than January 6, 2006.  Each notice must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our Bylaws.

The proxies designated in the attached form will use discretionary authority to vote against any stockholder proposal, or director nominee not made by management, that is presented at the next annual meeting if:  (i) the proposal or nominee has been properly omitted from our proxy materials under federal securities laws; (ii) notice of the proposal or nominee was not submitted to our corporate Secretary at the address listed above by January 6, 2006; or (iii) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of our voting shares required to carry the proposal or elect the nominee.

GENERAL

Our Board of Directors does not know of any matters other than those described in this proxy statement that will be acted upon at the Annual Meeting.  In the event that any other matters properly come before the meeting calling for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

David G. Latzke
Secretary

Dated:  May 18,  2005

EXHIBIT A

CERTIFICATE OF AMENDMENT
of
RESTATED CERTIFICATE OF INCORPORATION
of
SOFTBRANDS, INC.

The Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on May 17, 2002, as amended, is hereby further amended by deleting Article 4 thereof in its entirety and substituting the following in lieu thereof:

4.      Capital Stock.  The total number of shares that the corporation is authorized to issue is 125,000,000 shares, consisting of 110,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share.  The board of directors is hereby expressly granted the authority to issue the preferred stock from time to time in one or more classes or series and by resolution or resolutions to establish the number of shares to be included in each such class or series and to fix the designations, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations and restrictions thereof.

Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every [Three (3)—Five(5)] shares of the Corporation’s common stock, par value $.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.01 per share, of the Corporation (the “New Common Stock”).  Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the Corporation shall issue one share of New Common Stock for fractional shares otherwise issuable to the holders of record of Old Common Stock. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.”

EXHIBIT B

AUDIT COMMITTEE CHARTER AND MISSION STATEMENT

One Committee of the Company’s Board of Directors shall be known as the Audit Committee.  A majority of the members of the Audit Committee shall be independent directors.  A director shall be considered independent if he or she is free of any relationship that could influence his or her judgment as a Committee member.  An independent director may not be associated with a major vendor to, or customer of, the Company.  When there exists some doubt regarding independence, as when a member of the Committee has a short-term consulting contract with a major customer, the director should recuse himself from any decisions that might be influenced by that relationship.

The primary functions of the Audit Committee are to (i) recommend to the Board of Directors the selection of the Company’s Independent Public Accountants; (ii) assist the Board in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the Company’s stockholders and others; (iii) review the services provided by the Company’s Independent Public Accountants, the costs associated therewith, and review the results of all audits; (iv) in discussions with the Company’s Independent Public Accountants, review the Company’s accounting policies and its system of internal accounting controls.

I.              GENERAL RESPONSIBILITIES.

1.             The Audit Committee shall endeavor to provide open avenues of communication between and among the Company’s Chief Financial Officer, its Independent Public Accountants, and the Board of Directors.

2.             The Audit Committee shall report its Committee actions to the full Board of Directors and shall make appropriate recommendations.

3.             The Audit Committee shall have the power to conduct or authorize investigations into matters within the Committee’s scope of responsibilities.  The Committee shall be authorized to retain independent counsel, accountants, or others it needs to assist in an investigation.

4.             The Committee shall meet on a regularly scheduled basis.  The Audit Committee Chairman shall have the power to call a Committee meeting whenever he or she deems necessary.  An Audit Committee member should not vote on any matter in which he or she is not independent.  The Committee may ask members of Management or others to attend any Committee meeting and is authorized to receive all pertinent information from Management.

5.             The Committee shall do whatever else the law, the Company’s Certificate of Incorporation or Bylaws, or the Board of Directors, may require.

II.            RESPONSIBILITIES FOR ENGAGING INDEPENDENT ACCOUNTANTS.

1.             The Audit Committee shall select the Independent Public Accountants for Company audits.  The Committee’s selection shall be subject to approval by the full Board of Directors.  The Audit Committee shall also review and set any fees paid to the Independent Public Accountants and review and approve dismissal of the Independent Public Accountants.

2.             The Audit Committee shall confirm and assure the independence of the Independent Public Accountants, including a review of consulting services provided by the Independent Public Accountants and the fees paid for them.

3.             The Audit Committee shall consider, in consultation with the Independent Public Accountants, the audit scope and procedural plans made by the Chief Financial Officer and the Independent Public Accountants.

4.             The Audit Committee shall listen to Management and the Chief Financial Officer if either thinks there might be a need to engage additional auditors.  The Audit Committee shall decide whether to engage an additional auditing firm and, if so, which one.

III.           RESPONSIBILITIES FOR REVIEWING THE ANNUAL AUDIT, AND THE REVIEW OF QUARTERLY AND ANNUAL FINANCIAL STATEMENTS.

1.             The Audit Committee shall ascertain that the Independent Public Accountants views the Board of Directors as its client, that the Independent Public Accountants shall be available to the full Board of Directors at least annually, and that the Independent Public Accountants shall provide the Committee with a timely analysis of significant financial reporting issues.

2.             The Audit Committee shall ask Management, the Chief Financial Officer, and the Independent Public Accountants about significant risks and exposures and shall assess Management’s steps to minimize them.

3.             The Audit Committee shall review the following with the Independent Public Accountants:

a.             The adequacy of the Company’s internal controls, including computerized information system controls and security.

b.             Any significant findings and recommendations made by the Independent Public Accountants, together with Management’s responses to them.

4.             Shortly after the annual examination is completed, the Audit Committee shall review the following with Management and the Independent Public Accountants:

a.             The Company’s annual financial statements and related footnotes.

b.             The Independent Public Accountants’ audit of and report on the financial statements.

c.             The Independent Public Accountants’ qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosures and how aggressive (or conservative) are the accounting principles and underlying estimates.

d.             Any serious difficulties or disputes with Management encountered during the course of the audit.

e.             Anything else about the audit procedures or findings that GAAS requires the auditors to discuss with the Committee.

5.             The Audit Committee shall consider and review with Management and the Chief Financial Officer:

a.             Any significant findings during the year and Management’s responses to them.

b.             Any difficulties the Independent Public Accountants encountered while conducting any audit, including any restrictions on the scope of its work or access to required information.

c.             Any changes to the planned scope of Management’s audit plan that the Committee thinks advisable.

d.             The Chief Financial Officer’s budget and staffing for his department.

6.             The Audit Committee shall review the Company’s annual filings with the Securities and Exchange Commission (“SEC”) and other published documents containing the Company’s financial statements and shall consider whether the information in the filings is consistent with the information in the financial statements.

7.             The Audit Committee shall review the interim financial reports with Management, and the Independent Public Accountants before those interim reports are released to the public or filed with the SEC or other regulators.

IV.           PERIODIC RESPONSIBILITIES.

1.             The Audit Committee shall review and update as necessary the Committee’s Charter.

2.             The Audit Committee shall review policies and procedures covering Officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of those areas by the Independent Public Accountants.

3.             The Audit Committee shall review, with the Chief Financial Officer and the Independent Public Accountants, the results of their examination of compliance with the Company’s policies.

4.             The Audit Committee shall review legal and regulatory matters that may have a material effect on the Company’s financial statements, compliance policies and programs, and reports from regulators.

5.             The Audit Committee shall meet with the Independent Public Accountants and Management in separate executive sessions to discuss any matters the Committee or these groups believe should be discussed privately with the Audit Committee.

Balance for the

demand - driven world

SOFTBRANDS, INC.

2005 ANNUAL STOCKHOLDERS MEETING

June 21, 2005

proxy

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints George H. Ellis, Randal B. Tofteland, and David G. Latzke, and each of them, with the power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of SoftBrands, Inc., to be held on June 21, 2005, and any adjournments thereof, as specified below on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

PLEASE MARK SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY
MAIL OR ELECTRONICALLY AS DESCRIBED ON THE REVERSE SIDE.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE

•              Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 20, 2005.

•              Please have your proxy card and the lat four digits of your Social Security Number or Tax Identification Number available.  Follow the simple instructions the voice provides you.

VOTE BY INTERNET – http://www.epoxy.com/sfbd/ – QUICK *** EASY *** IMMEDIATE

•              Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 20, 2005.

•              Please have your proxy card and the lat four digits of your Social Security Number or Tax Identification Number available.  Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to SoftBrands, Inc., c/o Shareowner Services sm, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò   Please detach here   ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors	01 George H. Ellis	02 Dann V. Angeloff	☐ Vote FOR all nominees (except as marked)	☐ WITHHOLD AUTHORITY to vote all nominees

(Instructions: To withhold authority to vote for a specific nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve the grant of discretionary authority to our Board of Directors to amend our Second Amended and Restated Certificate of Incorporation to affect a reverse stock split.

		☐ For	☐ Against	☐ Abstain

3.	To approve an amendment to the 1991 Stock Incentive Plan to increase authorized shares.

		☐ For	☐ Against	☐ Abstain

4.	To vote with discretionary authority on any other matter that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTORS NAMED IN PROPOSAL

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.